UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015 (September 25, 2015)

Global Medical REIT Inc.

 (Exact name of registrant as specified in its charter)

Maryland	8091371022	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	202-524-6851

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of an Acquisition or Disposition of Assets

On September 25, 2015, Global Medial REIT Inc. (the “Company”, “we”, “us”, “our”) closed two Asset Purchase Agreements (the “Agreements”) with an unrelated party Associates Properties, LP, a Pennsylvania limited partnership (“Seller”), to acquire the fee simple interest in a 27,193 square foot surgery center and medical office building located at 9970 Mountain View Drive, West Mifflin, Pennsylvania and the adjacent parking lot (collectively, the “Facility”) for a combined purchase price of $11.35 million (the “Purchase Price”). The Facility is operated by Associates in Ophthalmology, LTD, a Pennsylvania professional corporation, and Associates Surgery Centers, LLC, a Pennsylvania limited liability corporation (collectively, the “Tenants”) and leased back to the Tenants pursuant to two new leases which expire fifteen (15) years from the date of closing, each with two (2) options by the Tenants to renew for five (5) year periods.

The material terms of the Agreements provide for: (i) an Initial and Additional deposit from us in the amounts of $200,000 and $100,000 that were paid on August 10, 2015 and on September 4, 2015, respectively, both of which were credited to the Purchase Price at closing and became non-refundable at the end of the inspection period; (ii) a twenty-five (25) business day property inspection period that expired on September 4, 2015 but was extended to September 11, 2015 upon execution of the First Amendments to the Agreements; (iii) a closing period that was twenty (20) days from the expiration of the inspection period that was extended one day to September 25, 2015 upon execution of the First Amendments to the Agreements; and (iv) the right to extend the closing periods in the Agreements by an additional thirty days (30) upon the payment of an extension deposit of $100,000 which would be non-refundable upon payment. The Agreements also contained additional customary covenants, representations and warranties.

The Company entered into a Term Loan and Security Agreement on September 25, 2015, (the “Loan”) with Capital One, National Association (the “Lender”) to borrow the principal amount of Seven Million Three Hundred Seventy-Seven Thousand Five Hundred and No/100 Dollars ($7,377,500) (the “Principal”), which matures five (5) years from the closing date, September 25, 2020 (the “Scheduled Maturity Date”). The Lender has advanced the entire Principal amount of the Loan to the Company. The proceeds of the Loan have been used to (i) acquire the real property and all other assets under the Agreements; (ii) fund certain subaccounts; and (iii) pay transaction costs. No amount repaid in respect of the Loan may be re-borrowed. At closing the Company paid the Lender a non-refundable commitment fee of Seventy Three Thousand Seven Hundred Seventy-Five and No/100 Dollars ($73,775.00).

The Loan shall bear interest at a rate per annum equal to Three and Seventy-Two hundredths of one percent (3.72%) (the “Interest Rate”). Interest on the Loan shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loan, whether by acceleration or otherwise.

The Company will begin making Loan payments on November 1, 2015, and on the first day of each calendar month thereafter. Beginning on November 1, 2018, in addition to the interest payment, and on the first day of each calendar month thereafter, an Amortization Payment in the amount set forth in Schedule 2.3 of the Loan. The entire outstanding principal balance of the Loan, together with accrued and unpaid interest and any other amounts due under the Loan documents shall be due and payable on the Scheduled Maturity Date. Repayments of the amount due under the Loan has been secured by the Facilities.

The Loan may not be prepaid in whole or in part prior to September 25, 2017, thereafter, the Company, at its option, may prepay the Loan at any time, in whole (but not in part) on at least thirty (30) calendar days but not more than sixty (60) calendar days advance written notice. The Loan has an early termination fee of two percent (2%) if prepaid prior to September 25, 2018.

The Initial and Additional deposits of $200,000 and $100,000 and an additional $4,245,838 received on September 16, 2015, (for a total of $4,545,838) was received by the Company from its majority shareholder and used to partially fund the transaction.  The Company has recorded the $4,545,838 as an unsecured Convertible Debenture due to its majority shareholder on demand, bearing interest at eight percent (8%) per annum.  The majority shareholder may elect to convert all or a portion of the outstanding principal amount of the Convertible Debenture into shares of the Company’s common stock in an amount equal to the principal amount of the Convertible Debenture, together with accrued but unpaid interest, divided by $12.748.

Item 9.01

Financial Statements and Exhibits

(a)

Financial Statements of Businesses Acquired

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)

Pro Forma Financial Information

The pro-forma financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)

Exhibits

Exhibit

Description

10.1

Term Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.
Date: October 1, 2015	By: /s/ David Young
David Young Chief Executive Officer (Principal Executive Officer)

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